EXHIBIT 10.9

PURDUE TECHNOLOGY CENTER

3000 kent avenue

west lafayette, indiana 47906

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this 30th day of January, 2013, by and between PURDUE RESEARCH FOUNDATION (“Landlord”), an Indiana corporation (formed and existing under the Indiana Foundation or Holding Companies Act, Acts of 1921, ch. 246), and ENDOCYTE (“Tenant”).

1.          DESCRIPTION OF THE LEASED PREMISES. Subject to the terms and conditions of this Lease, Landlord does demise and lease to Tenant, and Tenant hire from Landlord certain premises being described as follows:

23,392 square feet in Suites A1-100, A1-200, B1-200, B1-201, B1-203, B1-300, B1-400, B1-500, A2-100, A2-300, B2-300, B2-400, B2-500, B2-603, B2-700, and B2-900 (the “Leased Property”) located in the PURDUE TECHNOLOGY CENTER at 3000 Kent Avenue, West Lafayette, Indiana (the “Building”) in the Purdue Research Park (the “Park”). The Leased Property is more particularly shown on EXHIBIT A, attached to this Lease and made a part of this Lease by this reference.

2.          USE OF LEASED PROPERTY. Tenant shall use the Leased Property for the usual complement of laboratory facilities, offices, or light industrial purposes in accordance with the zoning restrictions placed on the Leased Property by the local governing agencies. Tenant, at its own expense, shall obtain all licenses, permits, and other governmental approvals that are required for or occasioned by the conduct of Tenant’s business and occupancy of the Leased Property. Tenant agrees to occupy the entire Leased Property during the Lease Term in accordance with the Purdue Technology Center Development Policy, which is attached to this Lease as EXHIBIT B. Tenant also agrees to occupy the entire Leased Property during the Lease Term and to conduct Tenant’s business at all times in good faith, in a high grade and reputable manner.

This Lease supersedes any and all prior lease and/or affiliate agreements between the parties pertaining to the Leased Property.

3.	TERM.

a.	Initial Term. The "Initial Term" of this Lease shall be ten (10) months, commencing on March 1, 2013 (the "Commencement Date"), and continuing for ten (10) consecutive months until December 31, 2013, at 5:00 p.m. (the “Termination Date”), unless earlier terminated as provided in this Lease.

b.	Extension Period(s). Tenant shall have the option to extend the Initial Term for two (2) periods of twelve (12) months each (the “Extension Period(s)"). The approval of the Extension Period(s) shall be confirmed in writing using the form (the “Extension of Lease Form”) as shown in the attached EXHIBIT C of this Lease. Approval of the Extension of Lease Form shall be contingent upon (a) Landlord having received no written notice from Tenant of Tenant's intent to terminate the Lease at the end of the then current Lease Term which notice must be received by Landlord at least sixty (60) days prior to the end of then current Lease Term, (b) Tenant is not in default under any of the terms or conditions of this Lease at the time it exercises such option, (c) this Lease shall not have been terminated during the Initial Term or any Extension Period, and (d) Landlord is willing to extend this Lease. All other terms and conditions of this Lease shall be applicable to such Extension Period(s).

c.	The Initial Term and any Extension Period(s) under this Lease are referred to herein as the “Lease Term.”

4.	RENT.

a.	Base Rent.

i.	Initial Term. For the Initial Term, Tenant agrees to pay to Landlord rent in the minimum aggregate amount of Four Hundred Sixty-Six Thousand Eight Hundred Seventy-Seven and 40/100 Dollars ($466,877.40) (the "Rent"). Tenant agrees to pay the Rent in consecutive monthly installments ("Monthly Rent Installment") of Forty-Six Thousand Six Hundred Eighty-Seven and 74/100 Dollars ($46,687.74) per month, in advance of the first day of each month, commencing at the Commencement Date, as defined herein, but not later than the date Tenant opens for business. The Rent is equal to $17.71 per square foot for the portion of the Leased Property devoted to office uses; and $33.29 per square foot for the portion of the Leased Property used as a laboratory, per year during the Initial Term.

During the Initial Term and any subsequent Extension Periods, the Rent shall be adjusted annually and effective January 1st. Each year during the Lease Term, the Rent shall be equal to the rental rate established for the Building (“Building Rate”) for the subsequent calendar year multiplied by the square feet occupied by Tenant and shall remain in effect until the Building Rate changes. The Building Rate shall be determined by Landlord and provided, by written notice, to Tenant not later than November 1st of each calendar year. The Building Rate increase shall not exceed five percent (5%) during any given year. In no event shall the Rent be adjusted more frequently than annually. The new Rent as so adjusted shall begin each calendar year on January 1st and continue at the adjusted rate until the next annual adjustment of the Building Rate. The corresponding Monthly Rent Installment shall also be adjusted to be consistent with the change in the Rent.

ii.	The Monthly Rent Installment shall be prorated for periods at the beginning and end of the Lease Term, as defined herein, which do not constitute full calendar months.

b.	Workstations. Landlord agrees to provide workstations for use as shown on Exhibit D. Tenant agrees to pay for the workstations on a monthly basis in the amount of Eight Hundred Eight-Six and 31/100 Dollars ($886.31) per month, which is included in the rental amount above and inclusive of the same terms and conditions of Section 4. Workstations as described herein are considered a fixture of the space and shall not be removed by Tenant. The rent amount for the workstations shall remain fixed for the initial term and options described herein.

c.	Late Fee. If Lessor does not receive any payment of the Monthly Rent Installment or any other amounts to be paid to Lessor when due, a fee of Fifty Dollars ($50) will be charged on the fifth day after such payment is due and owing plus Five Dollars ($5) for each day thereafter (collectively the “Late Charges”) until payment is received. The accrued Late Charges are in addition to the Monthly Rent Installment, and are due with the payment of the outstanding Monthly Rent Installment. Lessor’s receipt of Late Charges does not waive the right of Lessor to evict Lessee for nonpayment of Rent if Lessor so elects.

d.	Returned Check Fee. If a check is returned from the bank for any reason, a Twenty-Five Dollar ($25.00) fee will be assessed, plus the applicable Late Charges until the outstanding Monthly Rent Installment is paid in full.

e.	Rent Payments. The Monthly Rent Installment payments and any other sums due Landlord hereunder shall be payable at Landlord’s principal office at 1281 Win Hentschel Boulevard, West Lafayette, IN 47906. All Rent and any other sums owed by Tenant under this Lease shall be payable without notice or demand and without deduction, diminution, abatement, counterclaim, or set off of any amount or for any reason whatsoever, and without relief from valuation or appraisement laws and with attorney’s fees.

5.          TENANT EVALUATION & REPORTING. Tenant agrees that upon Landlord’s request, Tenant will provide information regarding Tenant’s business unless prevented from doing so by Tenant confidentiality agreements. This information may include but not be limited to growth in revenue, employment statistics (job classification, level of education, salary range, number of Purdue University graduates), business plan, and other statistical data that may be necessary for Landlord to evaluate Tenant’s business and to prepare reports that may be necessary to demonstrate the economic impact of companies within the Building and/or the Park. Landlord agrees to keep such information confidential upon the request of Tenant and Landlord is willing to execute a confidentiality agreement with Tenant upon request of Tenant.

6.          BUILDING SERVICES PROGRAM. Landlord agrees to provide Tenant with a copy of the facilities and programs (“Building Services Program”) available to Tenant because of its occupancy of the Leased Property. The Building Services Program will outline a variety of facilities and programs including, but not limited to conference rooms, copy machines, fax machines, building kitchen, and a variety of other business and financial management programs. The Building Services Program will indicate whether a special fee applies to participation in the use of a facility or program and Tenant agrees to pay such fees for its use of any portion of the Building Services Program. Tenant shall have the nonexclusive right during the Lease Term to use the shared facilities and equipment, and to have access to the shared services described in the Building Services Program in consideration of the usage fees published from time to time by Landlord for such services. Usage shall be available on a first-come, first-serve basis. Landlord reserves the right to change the facilities, equipment, services, and fees in the Building Services Program from time to time. All facilities, equipment, and services described in the Building Services Program shall be used in common with Landlord and other Tenants in the Building. Landlord makes no assurances that such shared equipment will be operational at all times, but Landlord will keep such shared equipment in reasonable condition and repair. Further, Landlord makes no assurances that certain shared facilities or equipment (e.g., conference rooms, etc.) will be available at all times. Tenants are encouraged to reserve use of any conference rooms reasonably in advance of any activity during which Tenant desires to use the conference rooms.

7.          COMMON AREAS. To the extent applicable, Tenant shall have the non-exclusive right, in common with all other tenants in the Building and subject to any rules and regulations adopted from time to time by Landlord concerning the Building, to use the areas in and around the Building designated by Landlord from time to time as common areas, including, but not limited to, toilet facilities, hallways, stairs, and elevators (the "Building Common Areas"). Landlord shall operate, maintain, and insure the Building Common Areas for their intended purposes in such a manner as Landlord shall determine to be necessary or appropriate, including, without limitation that Landlord at any time may close or change any part of the Building Common Areas as it determines to be necessary or appropriate.

8.          LANDLORD’S WORK. Landlord shall construct and complete the Building (the “Building Work”) and certain initial interior improvements to the Leased Property (the “Tenant’s Improvement Allowance Work;” collectively, the Building Work and Tenant’s Improvement Allowance Work are referred to as the “Landlord’s Work”) to the extent required to substantially comply with plans and specifications attached to this Lease as EXHIBIT D (the “Plan of Work”), and made a part hereof by this reference. Such construction shall be performed in a good and workmanlike manner using quality materials. Landlord must obtain prior written consent from Tenant prior to making any changes to the portion of Landlord’s Work pertaining to the Leased Property. Landlord reserves the right to make changes, reductions, and additions without restriction in other areas of the Building (including all Building Common Areas, the Park Common Areas, and the Park), whether the changes are requested by other tenants, other building owners, or deemed desirable by Landlord. The certification of Landlord's architect that Landlord's Work is substantially complete and in accordance with the plans and specifications shall be conclusive and binding upon the parties.

9.          TENANT’S WORK. Tenant agrees to accept the Leased Property in its present "AS IS" condition. Further alterations of the Leased Property will be at Tenant's sole expense (unless otherwise stated in this Lease) and deemed to be Tenant's Work. Tenant and Landlord shall approve and attach an Exhibit “D” (“Plan of Work”) to this Lease that shall include any drawings, statements of items being provided by Tenant and Landlord in the Leased Property and any other necessary items that are needed to clarify Tenant and Landlord responsibilities for the condition of the Leased Property at the Commencement Date. Both Tenant and Landlord shall approve the Plan of Work as soon as possible following the execution of this Lease. Both Tenant and Landlord must approve any changes to the Plan of Work, in writing, prior to proceeding with the changes. Approval of plans and specifications by Landlord shall not constitute the assumption of any responsibility by Landlord for their accuracy or sufficiency or conformity with applicable laws, and Tenant shall be solely responsible for such plans and specifications and for all of Tenant's Work. Tenant shall not commence any of Tenant's Work until Landlord has approved Exhibit "D."

Tenant's taking possession of the Leased Property shall be conclusive evidence of Tenant's acceptance thereof in good order and satisfactory condition. Tenant agrees that Landlord has made no representations as to conformance with applicable laws respecting the condition of the Leased Property or the presence or absence of Hazardous Materials (hereinafter defined) in, at, under or abutting the Leased Property or the environment. Tenant also agrees that no representations respecting the condition of the Leased Property, no warranties or guarantees, expressed or implied, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to workmanship or any defects in material, and no promise to decorate, alter, repair or improve the Leased Property either before or after the execution hereof, have been made by Landlord or its agents to Tenant unless the same are contained herein.

10.         ADDITIONAL SPACE. The rent for space added to the Leased Property will be equal to the Rent at the time the space is added as calculated on an annual per square foot cost multiplied by the square foot measurement of the additional space. In the event the additional space does not open into the main public corridor, the square footage uses for the calculation of the rent for the additional space may include a prorata share of the square footage of the public corridor providing access to the additional space. If Tenant and Landlord agree to add additional space to the Leased Property, the price of that space, as determined above, shall be added to the Rent and also the calculated monthly installment shall be added to the Monthly Rent Installment.

11.         INSTALLATIONS. Tenant shall at Tenant's expense furnish and install all fixtures, equipment and furnishings, and all electric wiring and fixtures needed in addition to those now installed in the Leased Property. Any fixtures or other equipment furnished by Tenant which can be seen from the outside of the Leased Property shall be of such type and quality and so located as to present a sightly appearance from the outside and shall require the prior written approval of Landlord. Tenant shall at Tenant's expenses furnish and install any equipment or furnishings, within the Leased Property, necessary to maintain compliance with fire and safety codes or the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities.

12.         ALTERATIONS, CHANGES, IMPROVEMENTS AND ADDITIONS. It is understood and agreed between the parties hereto that Tenant shall make no alterations, changes, improvements or additions to the Leased Property without the prior written consent and approval of Landlord, which consent shall not be unreasonably withheld. All alterations, changes, improvements and additions shall be made so as to ensure, to the maximum extent feasible, that the altered portion(s) and/or addition(s) are readily accessible to and usable by individuals with disabilities, including individuals who use wheelchairs. All alterations, changes, improvements and additions shall comply with the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities. All alterations, changes, improvements and additions which affect or could affect the usability of, or access to, an area of a facility that contains a primary function, i.e. an area of major activity for the intended use of the facility, shall be made so as to ensure that, to the maximum extent feasible, the path of travel to the altered portion(s) and/or addition(s) and the rest rooms, telephones, and drinking fountains serving the altered portion(s) and or addition(s), are readily accessible and usable by individuals with disabilities, including individuals who use wheelchairs, unless the cost and scope of such alterations is disproportionate to the cost of the overall alterations. Landlord reserves the right before approving any such alterations, changes, improvements and additions to analyze the factual basis underlying Tenant’s determinations that the cost and scope of alterations which trigger the path of travel requirements is disproportionate to the cost of the overall alterations. Landlord reserves the right before approving any such alterations, changes, improvements or additions to require Tenant to furnish to Landlord, at Tenant’s expense, a good and sufficient bond conditioned that Tenant shall protect, indemnify, defend and hold Landlord harmless from the payment of any claims, either by way of damages or liens. All of such alterations, changes, improvements or additions shall be made solely at the expense of Tenant, and Tenant agrees to protect, indemnify, defend and hold harmless Landlord on account of any injury or death to third persons or property by reason of such alterations, changes, improvements or additions, and to protect, indemnify, defend and hold harmless Landlord from the payment of any and all claims of any kind or character on account of bills for labor or materials in connection therewith. All alterations, changes, improvements and additions installed on the Leased Property including but not limited to plumbing, wiring and lighting fixtures, water use improvements, heating and air conditioning, ventilating and exhaust systems, extensions, fume hoods, wet labs, and all other improvements of any nature other than unattached and movable trade fixtures of Tenant, shall, upon termination of this Lease, become the property of Landlord, without payment therefor, free and clear of any claims of Tenant with the exception of those which can be removed by Tenant without damage to the Leased Property, or with the understanding between Landlord and Tenant that Tenant will repair at Tenant’s sole cost and expense, any damage resulting from such removal, and in a fashion acceptable to Landlord.

The location, installation and use of all outside lighting for the illumination of the Leased Property, all exterior advertising and display signs, and the use of outside music and outside loudspeakers of any type by Tenant shall be prohibited unless otherwise approved in writing by Landlord.

13.         MAINTENANCE AND REPAIRS. Landlord agrees to keep the exterior of the Building, including the roof, exterior wall, gutters, downspouts, and the supply pipes for water leading to the Leased Property and the drainage pipes leading therefrom in good structural repair, except that Landlord shall not be required to pay for any such repairs or replacements which become necessary by reason of the negligence of Tenant, its agents, servants or employees. Tenant agrees to maintain the interior of the Leased Property and any alterations, changes, improvements and additions, and all equipment thereof and therein, including, but not limited to, maintenance of all windows and doors, at all times in good and sufficient repair, order and condition, and to pay all costs and expenses thereof, both ordinary and extraordinary, and all such materials, repairs and workmanship shall be equal, in Landlord’s opinion, in class and quality to that originally placed in the Leased Property provided, however, that it shall not be required to perform any maintenance, repairs or replacements necessitated by the negligence of Landlord, its servants, agents or employees, by structural defect in the building by fire or other casualty.

14.         SERVICES AND UTILITIES.

Gas, electric, water and sewage utilities shall be included in and a part of the Monthly Rent Installment; however, if Tenant has equipment that utilizes more utilities than would be required for a normal office setting, Landlord reserves the right to charge Tenant an amount equal to the anticipated additional utility costs.

Access to the fiber line and other telecommunication services will be contingent upon Tenant paying associated fees. Further charges may be levied for certain services provided with written notice in advance as specified in the Building Services Program.

Tenant understands, acknowledges and agrees that any one or more of the utilities or other building services may be interrupted by accident, emergency or other causes beyond Landlord's control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made; that Landlord does not represent or warrant the uninterrupted availability of such utilities or building services; that any such interruption shall not be deemed an eviction or disturbance of Tenant's right to possession, occupancy, and use of the Leased Property or any part thereof, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, or relieve Tenant from the obligation to perform its covenants under this Lease; and that Landlord shall not be liable to Tenant for any injury, loss or damage occasioned by the bursting, stoppage or leaking of water, gas, sewer, or other pipes. Landlord shall have no liability to Tenant (including without limitation liability for consequential damages or loss of business income or opportunity) arising out of, resulting from, or related to any such interruption of services provided herein.

15.         PARKING AREA. Tenant for itself, its employees, customers and invitees, shall have the non-exclusive right during the Lease Term and all renewals thereof, to use the parking area, adjacent to the Building, in common with Landlord and Landlord’s other tenants, their employees, customers and invitees. Said parking area shall be for the joint use of Landlord and all tenants in the Park and for the use of the customers, employees, visitors, and invitees of said tenants for driveway, walking or parking purposes. If an employee parking area is established, Tenant shall require Tenant’s employees to park therein. Tenant shall not at any time interfere with the right of Landlord and Landlord’s other tenants, their employees, customers and invitees, to use any part of said parking area.

16.         TAXES. Landlord agrees to pay all State, County, and Municipal property taxes and assessments, prior to delinquency, levied against the land covered by this Lease and all improvements thereon. Tenant agrees to pay all taxes on personal property maintained by Tenant in or upon the Leased Property during the term of the Lease.

17.         INSURANCE. Landlord shall carry, at Landlord’s expense, first party commercial property insurance on the Leased Premises. Tenant is solely responsible for carrying adequate insurance on all Tenant’s personal property including, but not limited to, equipment, furniture, scientific devices, supplies, personal items, or other items installed and belonging to Tenant and located within the Leased Premises, in addition to the insurance described in Section 21 of this lease.

18.         DAMAGE TO OR DESTRUCTION OF BUILDING. In case of damage by fire or the elements, Tenant shall give immediate notice thereof in writing to Landlord, stating the extent of damage. If a part only of the Leased Property shall be damaged so as not to render the Leased Property wholly untenantable, the Monthly Rent Installment shall abate proportionately to the part of the Leased Property rendered untenantable, and Landlord shall commence within thirty (30) days after said notice to repair the same at its own cost and expense and complete said repairs with due and reasonable diligence. If the damage shall be so extensive as to render the entire Leased Property untenantable, the Monthly Rent Installment shall cease from the time notice was given Landlord of such fact by Tenant, and no payment shall thereafter become due until the Leased Property is restored to a tenantable condition. If the Leased Property is not restored to a tenantable condition and Tenant admitted to full possession within one hundred and twenty (120) days from the notice, Tenant may, at Tenant’s option, declare the Lease terminated by giving Landlord written notice of such election to terminate the same. In such case the monthly rent and any additional rent that may be due shall be apportioned pro rata and paid up the time of such damage, and this Lease shall terminate.

19.         TENANT’S AGREEMENT. In addition to Tenant’s other responsibilities and obligations under this Lease, Tenant covenants and agrees:

a.	not to obstruct or interfere with the rights of other tenants, or injure or annoy them or those having business with them or conflict with them, or conflict with the fire laws or regulations, or with any insurance policy upon the Building or any part thereof, or with any statutes, rules or regulations now existing or subsequently enacted or established by the local, state or federal governments, and Tenant shall be answerable for all nuisances caused or suffered on the Leased Property, or caused by Tenant and/or its Permittees (as later defined) in the Building, or on the approaches to the Building;

b.	not to place upon the interior or exterior of the Building, or any window or any part thereof or door of the Leased Property, any placard, sign, lettering, window covering or drapes, except such and in such place and manner as shall have been first approved in writing by Landlord, and to use Building standard signage on its suite entry door;

c.	to be responsible for the cost of removal of Tenant's bulk trash at time of move-in, during occupancy, and move-out;

d.	not to permit the commitment of any waste upon or to the Leased Property, Building, and/or Park; and

e.	to comply with all statutes, municipal and police regulations, and ordinances of Federal, State, City and County governments and agencies or other public authority directed against or in any way affecting the Leased Property or Tenant’s business conducted therein at all times during the Lease Term.

20.         LIABILITY FOR DAMAGES TO THE BUILDING, THE PARK, AND/OR ANY OTHER PROPERTY OF LANDLORD. Tenant will be solely responsible for any damage to the Building, the Park, and/or any other property of Landlord resulting from use of the Leased Property or any act done thereon by Tenant or any person coming or being thereon with the permission, expressed or implied, of Tenant.

21.         DUTY TO INDEMNIFY FROM THIRD-PARTY CLAIMS. Tenant agrees to indemnify, defend, and hold harmless Landlord against and from any and all losses, expenses, and damages extending from claims brought by or on behalf of any person or persons, firm or firms, corporation or corporations for damages, either to person or property, resulting from Tenant’s use of the Leased Property. Tenant further agrees to indemnify, defend, and hold harmless Landlord against and from any and all losses, expenses, and damages extending from claims brought by or on behalf of Tenant or any person in the Leased Property, the Building, and/or the Park with Tenant’s consent, invitation or license, expressed or implied, for any damage, either to person or property, sustained by reason of the condition of the Leased Property, the Building, the Park, or any part thereof, due to the act or neglect of any employee of Tenant, or the act of any occupant of Leased Property or other persons in the Leased Property, or due to any casualty or accident in or about the Leased Property, including those arising from the bursting or leaking of any water, gas, sewer, or steam pipes, or from the breaking, shorting or malfunction of any electrical wiring or apparatus.

Tenant acknowledges that Tenant’s employees are not employees of Landlord, and therefore not eligible for any benefits or coverages normally and ordinarily available to Landlord’s employees. Therefore, Tenant will obtain and keep in force workers’ compensation insurance to cover losses resulting from bodily injury to Tenant’s employees and contractors. Tenant further agrees to obtain and keep in force a commercial general liability insurance policy in an amount not less than One Million Dollars ($1,000,000.00) single limit, per occurrence, to cover losses resulting from bodily injury or property damage to third parties. The coverage amount may be changed by Landlord over time, to insure that the coverage is consistent with industry standards. Tenant agrees to place such coverage with companies satisfactory to Landlord and to name Landlord as an additional insured under any commercial general liability insurance policy. Tenant agrees to provide Landlord on at least an annual basis satisfactory evidence that the required coverages are in force. Such insurance shall cover electric displays and signs located on the Leased Property.

22.         MECHANIC’S LIEN. Tenant shall not suffer or permit any mechanic’s liens to be filed against the fee of the Leased Property not against Tenant’s leasehold interest in the Leased Property by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant. If any such mechanic’s liens shall at any time be filed against the Leased Property or against Tenant’s leasehold interest, Tenant shall, within forty-five (45) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of court of competent jurisdiction or otherwise. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or furnishing of any materials for any specific improvement, addition, alteration or repair of or to the Leased Property or any part thereof, nor as giving Tenant a right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanic’s lien against the fee of the Leased Property.

23.         RIGHTS ON DEFAULT. If Tenant shall be in default of any of the terms, conditions, covenants, agreements or provisions of this Lease and shall fail to cure such default or defaults within twenty (20) days after written notice thereof, or if the rent shall be in arrears for ten (10) days as to any Monthly Rent Installment and Tenant shall fail to pay in full the arrearages in rent within five (5) days after written notice thereof, then in either such circumstance this Lease shall immediately terminate at the sole option and election of Landlord without any notice to Tenant. If Tenant shall be adjudged bankrupt, either by voluntary or involuntary proceedings, or if a receiver, trustee or other representative for creditors be appointed, or if Tenant shall make a general assignment for the benefit of creditors, then this Lease shall immediately terminate at the sole option and election of Landlord upon notice of such election being given to Tenant or to such trustee, receiver, assignee or representative, as the case may be, within thirty (30) days after Landlord shall acquire knowledge of the happening of such event. Landlord shall, at any such time and in any of such events, and/or defaults in addition to and without thereby waiving any of Landlord’s other rights or remedies, have the right to immediate and peaceable possession of the Leased Property without notice, and Landlord may lawfully enter into and upon the Leased Property or any part thereof in the name of the whole, and repossess the same, and expel Tenant and those claiming under and through Tenant and remove Tenant’s effects, without being deemed guilty of any manner of trespass upon entry as aforesaid, and this Lease shall terminate and wholly expire, and Tenant covenants that in case of such termination, Tenant will indemnify Landlord against all loss of rent Landlord may incur by reason of such termination during the residue of the term above specified.

The failure of Landlord to exercise any of it s rights or remedies under this Lease upon any default by Tenant shall not be deemed a waiver of any such default nor of any of the provisions of this Lease and shall not preclude Landlord from the exercise of any such rights and remedies upon any subsequent date whether for a previous or subsequent default.

24.         RELOCATION OF TENANT. Landlord shall have the right upon at least thirty (30) days' prior written notice to Tenant to relocate Tenant and to substitute for the Leased Property other space in the Building, or in another building owned by Landlord, in the vicinity containing at least as much rentable area as the Leased Property. Such substituted space shall be improved by Landlord, at its expense, with improvements at least equal in quantity and quality to those in the Leased Property. Landlord shall reimburse Tenant for all reasonable expenses incurred in connection with such relocation. In no event shall Landlord be liable to Tenant for any consequential damages as a result of any such relocation, including, but not limited to, loss of business income or opportunity.

25.         USE AND OCCUPANCY. Tenant covenants that no waste shall be committed upon or to the Leased Property; that the Leased Property shall be used for the purpose herein above stated, and shall not be used or permitted to be used for any other purpose; that the Leased Property shall not be used for any unlawful purpose and no violations of law or ordinance shall be committed thereon; that no intoxicating beverages shall be sold, served or stored illegally upon or from the Leased Property; and that nothing shall be done or suffered or any substance kept on the Leased Property which will operate to increase the fire hazard or to cause the insurance rates thereon to be increased. Tenant shall not abuse walls, ceilings, partitions, floors, wood, stone and brick, and iron work; nor use plumbing and electrical wiring for any purpose other than that for which constructed; nor create, maintain, or permit a nuisance therein; nor do any act tending to injure the reputation of the Park. Tenant shall not perform any acts nor carry on any practices which may injure the Leased Property or be a nuisance or menace to other tenants in the Park, and shall store all trash and garbage within the Leased Property, or within containers provided for regular city pickup. If the amount of trash and garbage is too excessive for regular city pickup, Tenant will arrange for pickup and cartage of all excess trash and garbage at Tenant’s expense. Tenant shall not burn any trash or garbage at any time in or about the Leased Property or anywhere else in the Park; provided, however, that Landlord may in its sole discretion permit the burning of trash on the Leased Property or incinerators to be furnished by Tenant and approved by Landlord. Tenant shall at all times during the Lease Term comply with all statutes, municipal and police regulations, and ordinances of Federal, State, City and County governments and agencies or other public authority directed against or in any way affecting the Leased Property or Tenant’s business conducted therein.

Tenant shall not permit (a) any release of any hazardous substance from the Leased Property; (b) any unlawful, harmful or improper discharge from the Leased Property into the surrounding atmosphere or into the sewers, drains and waterways on or adjacent to the Leased Property, or the groundwater thereunder; (c) any harmful or improper disposal of liquid or solid waste (hazardous or otherwise) generated on, stored at or transported from the Leased Property. As used in this Section, the terms "hazardous substance," "release" and "removal" shall have the same meaning and definition as set forth in paragraphs (14), (22) and (23), respectively, of 42 U.S.C. § 9601 and in I.C. 13-7-8.7-1: provided, however, that the term "hazardous substance" as used herein also shall include "hazardous waste" (as defined in paragraph (5) of 42 U.S.C. § 6903) and "petroleum" (as defined in paragraph (8) of 42 U.S.C. § 6991).

26.         ACCESS TO LEASED PREMISES. Landlord may at reasonable times, and providing reasonable notice is given to Tenant by Landlord prior to inspection, enter to view and inspect the Leased Property or to make repairs, and may show the Leased Property to others and may at any time within two months next preceding the termination of this Lease affix to any suitable part of the Leased Property a notice for letting the Leased Property, and keep the same affixed without hindrance or molestation.

27.         HOLDOVER. If Tenant shall occupy the Leased Property with the consent of Landlord after the expiration of this Lease, and rent is accepted from Tenant, such occupancy and payment shall be construed as an extension of this Lease for a term of one month only from the date of such expiration, and occupancy thereafter shall operate to extend the terms of this Lease for but one month at a time, unless other terms of such extension are endorsed hereon in writing and signed by the parties hereto or unless such other terms are reduced to a separate writing signed by the parties hereto.

28.         VACATION OF THE LEASED PREMISES. Tenant covenants and agrees to pay the rent at the times and in the manner aforesaid, and at the termination of this Lease shall peacefully yield up to Landlord the Leased Property in as good order and repair as when delivered to Tenant, damage by fire, casualty, war or insurrection, riot or public disorder, or act upon the part of any governmental authority, ordinary wear and tear, and damage by the elements excepted.

29.         LIGHT AND AIR. It is agreed that this Lease does not grant a continuance of light and air over any property adjoining the Leased Property.

30.         EMINENT DOMAIN. In the event the entire Leased Property, or twenty-five percent (25%) or more in area thereof, shall be appropriated under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate as of the date of such taking.

31.         ASSIGNMENT AND SUBLETTING. This Lease shall not be assigned or the Leased Property sublet in whole or in part by Tenant without the prior written consent and approval of Landlord, which approval shall not be unreasonably withheld, and if such consent and approval should be given, Tenant shall nevertheless remain liable for rents and performance of all other provisions of this Lease as though any such assignment or subletting has not been made. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder. In the event of the sale or exchange of the Building and the assignment of this Lease, Landlord shall be relieved of all liability for the covenants and obligations in or derived from this Lease, or arising out of any act, occurrence or omission relating to the Leased Property or this Lease. The covenants, representations, and obligations of Landlord shall be binding on Landlord only during the period that Landlord has an ownership interest in the Building. Further, Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument which Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease and an estoppel certificate in such form as Landlord may reasonably request certifying (i) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (ii) the date to which rent has been paid, (iii) that there are not, to Tenant's knowledge, any uncured defaults or specifying such defaults if any are claimed, and (iv) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building. Notwithstanding the foregoing, if the mortgagee shall take title to the Leased Property through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Property as provided for in this Lease so long as Tenant shall not be in default.

32.         RELATIONSHIP OF PARTIES. Nothing in this Lease shall be deemed or construed by the parties hereto nor by any third party as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision of this Lease nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. In this regard, although Tenant will have the benefit of various business financial and management programs and services offered to Tenant and other Tenants in the facility of which the Leased Property are a part, Tenant hereby acknowledges, understands and agrees that Landlord and all other entities involved in providing programs and services, including but not limited to the Purdue Gateways Program, shall not be liable for the advice, depth, extent, quality and/or quantity of such management, financial and business programs and services offered to Tenant hereunder pursuant to such programs and services. Furthermore, Tenant acknowledges and understands that such programs and services and the people and entities performing them pursuant thereto are merely advisory in nature without binding effect on Tenant and that Tenant may accept and/or reject such advice and programs and services offered to it. Accordingly, Tenant agrees that Tenant shall not hold any of the providers of such programs and services responsible or accountable therefore to any degree or in any manner and Tenant shall be solely responsible for the results and effect of any such programs and services that are provided to Tenant pursuant to such programs and services.

33.         BROKERAGE. Tenant hereby represents and warrants to Landlord that Tenant has dealt with no broker, finder or other person with respect to this Lease or the transactions contemplated hereby other than _____ (“Tenant’s Broker”). Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, liability, damage or claim incurred by reason of any commission or fee alleged to be payable to anyone other than Tenant’s Broker because of any act, omission, or statement of Tenant, its employees or agents. Such obligation to indemnify, defend and hold harmless shall be deemed to include the payment of reasonable attorneys' fees and court costs incurred in defending any such claim. Tenant’s Broker shall be compensated by Landlord per separate agreement.

34.         NOTICES. All notices to be given hereunder by either party shall be in writing, and shall be sent by certified mail, postage prepaid, addressed to the party intended to be notified. Notice given as aforesaid shall be a sufficient service thereof and shall be deemed given as of the date when deposited in any post office, or in any post office box regularly maintained by the Federal Government. Notice to Tenant and Landlord shall be sent to the following addresses or to such other person or to such other party as either party may from time to time designate in writing to the other.

Landlord:	Purdue Research Foundation
Real Estate Department
1281 Win Hentschel Boulevard
West Lafayette, IN 47906

Tenant:	Endocyte, Inc.
President and CEO
3000 Kent Avenue
Suite A1-100
West Lafayette, IN 47906

35.         CONSTRUCTION. It is understood that the terms “Landlord” and “Tenant,” used herein, shall be construed to mean Landlords and Tenants where there is more than one, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though fully expressed. The captions of the various paragraphs thereof are for convenience only and are not intended to limit or amplify the provisions and terms hereof. This Lease and any questions arising hereunder shall be construed under the laws of the State of Indiana. If there is more than one Landlord or Tenant, all obligations of Landlords and Tenants shall be joint and several.

36.         WAIVER. No waiver by either party or their successors or assigns of any breach of the covenants herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition.

37.         EXPRESS AGREEMENT. It is expressly agreed that neither party has made any statement, promise or agreement or taken upon itself any obligation whatsoever, verbally, or otherwise, in conflict with the terms of this Lease, or that in any way modifies, varies, alters, enlarges or invalidates any of its provisions, and no obligation on the part of either party hereto shall be implied in addition to the obligations herein expressed.

38.         MODIFICATION OR AMENDMENT. This Lease may not be modified or amended except by written agreement signed by the parties hereto.

39.         ATTORNEYS FEES. If, during the Lease Term or afterwards, either party institutes an action, proceeding or counterclaim against the other relating to this Lease, or a default, the unsuccessful party shall reimburse the successful party for the total amount of court costs, expenses and reasonable attorneys' fees actually incurred. The giving of a notice of default by Landlord shall constitute part of an action or proceeding under this Lease, entitling Landlord to reimbursement of its reasonable expenses of attorneys' fees and disbursements, even if an action or proceeding is not commenced in a court of law and whether or not the default is cured. This Section shall survive the expiration or termination of this Lease.

40.         COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which will be deemed an original copy of this Lease, and all of which, when taken together, will be deemed to constitute one and the same agreement. The signature of any party on a fax document shall be considered to have the same binding legal effects as a signature on an original document.

41.         CONCLUSION. Landlord covenants that Tenant on paying the Rent and performing the covenants herein contained shall and may peacefully and quietly have, hold and enjoy the Leased Property for the Lease Term. Landlord is not responsible for Tenant’s business success. The covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, distributees, devisees, legal, and personal representatives, assigns, grantees, and successors in interest.

WITNESS the signatures and seals of the above parties the day and year first above written.

LANDLORD:	PURDUE RESEARCH FOUNDATION
an Indiana corporation (formed and existing under the Indiana Foundation or Holding Companies Act, Acts of 1921, ch. 246)

	By:	/s/ Gregory W. Deason
Gregory W. Deason
Vice President
Executive Director – Purdue Research Park

ATTEST:

By:	/s/ Timothy R. Peoples
Timothy R. Peoples
Director, Purdue Technology Centers

TENANT:	ENDOCYTE

	By:	/s/ Mike Sherman

	Name:	Mike Sherman

	Title:	Chief Financial Officer

	By:	/s/ P. Ron Ellis

	Name:	P. Ron Ellis

	Title:	President/CEO

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